Exhibit 99.1

Contacts:

Tom Ward	317-685-7330	Investors
Nicole Kennon	704-804-1960	Media

Simon Property Group Announces Appointment of Nina P. Jones to Board of Directors

INDIANAPOLIS, January 9, 2024 — Simon®, a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations, announced today that Nina P. Jones has been appointed to its Board of Directors, effective January 8, 2024. Ms. Jones retired from T. Rowe Price where she most recently served as Vice President, Portfolio Manager, of the U.S. Real Estate Equity Strategy.

Ms. Jones also served as global team leader for real estate at T. Rowe Price including as portfolio manager of the Global Real Estate Equity Strategy. She was an Investment Advisory Committee member of the Mid-Cap Value, Institutional Large-Cap Value, Global Growth, Global Stock, and Financial Services strategies for T. Rowe. Prior to T. Rowe, Ms. Jones worked as a Senior Associate for KPMG, earning the CPA designation. Ms. Jones earned her BS in accounting and finance from the University of Maryland before obtaining her MBA from Columbia University, Graduate School of Business with Honors.

Larry Glasscock, Lead Independent Director, said, “On behalf of my fellow Board members, I welcome Nina to our Board. We are pleased that she accepted this role and are confident that she will have much to offer the Company with her exceptional background.”

David Simon, Chairman of the Board, Chief Executive Officer and President, remarked, “She brings a unique perspective, and further strengthens our incredibly strong board, as a former institutional real estate investment professional.”

About Simon

Simon® is a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.